UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nucor Corporation

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2100 Rexford Road      Charlotte, North Carolina 28211      Phone 704/366-7000      Fax 704/362-4208

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

ANNUAL MEETING

The 2006 annual meeting of stockholders of Nucor Corporation will be held in Morrison A & B of The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina, at 10:00 a.m. on Thursday, May 11, 2006, for the following purposes:

(1)	To elect two directors to a term of three years;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2006;

(3)	To approve an amendment to Nucor’s Restated Certificate of Incorporation increasing its authorized common stock from 400,000,000 shares to 800,000,000 shares;

(4)	To consider and vote on a stockholder proposal; and

(5)	To conduct such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 13, 2006 are entitled to notice of and to vote at the meeting.

It is important that you vote. To ensure that you will be represented at the meeting, please vote by one of the following three methods: (1) via mail by signing and promptly returning the enclosed proxy card in the enclosed envelope; (2) via telephone using the toll-free number and instructions shown on the enclosed proxy card; or (3) via the Internet by using the website information and instructions listed on the enclosed proxy card. Your prompt attention is requested.

By order of the Board of Directors,

TERRY S. LISENBY

Chief Financial Officer, Treasurer

and Executive Vice President

March	28, 2006

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD

IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors of Nucor Corporation (“Nucor” or the “Company”) for use at the 2006 annual meeting of stockholders to be held on Thursday, May 11, 2006, and any adjournment or postponement. The proxy may be revoked by the stockholder by letter to the Nucor Corporate Secretary received before the meeting, or by attending and voting at the meeting.

The record date for the meeting is March 13, 2006. Only holders of record of Nucor’s common stock at the close of business on that date will be entitled to vote. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the annual meeting is necessary to constitute a quorum. As of the record date for the annual meeting, 155,716,871 shares of Nucor common stock were outstanding. Each share of common stock is entitled to one vote except with respect to the election of directors. With respect to the election of directors, each share of common stock is entitled to cumulative voting rights, which means that when voting for nominees for director, each share is entitled to a number of votes equal to the number of nominees for election as directors. Accordingly, when voting for nominees for director, all of the votes a share of common stock is entitled to may be voted in favor of one nominee or the votes may be distributed among the nominees. The holders of the enclosed proxy will have the discretionary authority to cumulate votes in the election of directors.

Stockholders who wish to cumulate their votes must submit a proxy card or cast a ballot and make an explicit statement of their intent to do so, either by so indicating on the proxy card or by indicating in writing on their ballot when voting at the annual meeting. If a person who is the beneficial owner of shares held in street name wishes to cumulate votes, the stockholder will need to contact the broker, bank, trustee or other nominee who is the record owner of the shares.

The two director nominees receiving the highest number of all votes cast for directors will be elected. A properly submitted proxy marked “Vote Withheld” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Any shares not voted with respect to a director nominee will have no effect, because the two directors receiving the highest number of all votes cast will be elected.

Nucor’s Board of Directors has adopted a Corporate Governance Principle intended to give further effect to withheld votes in uncontested elections for director under certain circumstances. This Corporate Governance Principle is set forth in this proxy statement under the heading “Election of Directors.”

All other matters to be voted on, other than the proposed amendment to the Restated Certificate of Incorporation, must receive affirmative votes from more than 50% of the shares that are voted in order for the matter to be adopted. The proposed amendment to the Restated Certificate of Incorporation must receive the affirmative vote of a majority of the outstanding shares entitled to vote in order for the matter to be adopted. Under current New York Stock Exchange (“NYSE”) rules, the proposals to elect directors, approve the amendment to the Restated Certificate of Incorporation and ratify the independent registered public accounting firm are considered “discretionary” matters. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions.

In contrast, the stockholder proposal is a “non-discretionary” matter. This means brokerage firms that have not received voting instructions from their clients on this matter may not vote on the proposal. These “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for this proposal. Shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter will be included in determining whether a quorum is present. Broker shares that are not voted will not be included in determining whether a quorum is present.

A properly submitted proxy marked “Abstain” with respect to any matter other than election of directors will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

The shares represented by each proxy you properly submit to us will be voted by one of the individuals indicated on the proxy as you direct. If you submit a proxy but do not indicate how you wish to vote, your shares will be voted FOR the election of the two director nominees, FOR the ratification of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2006, FOR the approval of the amendment to Nucor’s Restated Certificate of Incorporation and AGAINST the approval of the stockholder proposal.

The 2005 annual report of Nucor, including financial statements, is being mailed to all stockholders of record together with this proxy statement and form of proxy on or about March 29, 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Nucor’s Board of Directors is divided into three classes with two or three directors serving in each class. Each director serves for a three-year term with one class of directors being elected at each annual meeting. All directors will hold office until their successors have been duly elected and qualified. Our Board of Directors has determined that Drs. Haynes and Hlavacek and Messrs. Browning, Daley, Gantt and Milchovich have no material relationships with Nucor (other than as directors) and are “independent” within the meaning of the NYSE’s current listing standards.

The terms of two directors, Clayton C. Daley, Jr. and Harvey B. Gantt, will expire at this annual meeting. The Board’s Governance and Nominating Committee has recommended and the Board of Directors has nominated Mr. Daley and Mr. Gantt for reelection for three-year terms ending at the annual meeting in 2009. Shares represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for these nominees will be voted for their election. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as Nucor’s Board of Directors may designate.

Nucor’s Board of Directors has adopted the following Corporate Governance Principle entitled “Effect of Withheld Votes in Uncontested Elections for Director.”

Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. The Committee shall evaluate the director’s tendered resignation taking into account the best interests of the Company and its stockholders and shall recommend to the Board whether to accept or reject such resignation. In making its recommendation, the Committee may consider, among other things, the effect of the exercise of cumulative voting in the election. The Board shall act within 120 days following certification of the stockholder vote and shall disclose its decision and the reasons therefore in an 8-K filing with the SEC. Any director who tenders his or her resignation pursuant to this principle shall not participate in any committee or board consideration of it. This governance principle will be summarized or included in the Company’s annual proxy statement.

Nucor’s Board of Directors recommends a vote FOR the election of the two nominees as directors.

The following table sets forth certain information about all of the directors, including the nominees, as of February 28, 2006:

Name (and age)	Principal occupation and directorships in other public companies	Director since	Term expires
Peter C. Browning (64)	Non-Executive Chairman of Nucor (effective September 2000); Former Dean, McColl Graduate School of Business (from 2002 to 2005), Former President and Chief Executive Officer (from 1998 to 2000) and President and Chief Operating Officer (from 1995 to 1998), Sonoco Products Company, a manufacturer of industrial and consumer packaging products; Director, Wachovia Corporation, Lowe’s Companies, Inc., The Phoenix Companies, Inc., Acuity Brands, Inc. and EnPro Industries, Inc.	1999	2008

Clayton C. Daley, Jr. (54)	Chief Financial Officer, The Procter & Gamble Company, a consumer products company (from 1998 to present); previously Senior Vice President (from 1998 to 1999) and Vice President and Treasurer (from 1994 to 1998), The Procter & Gamble Company	2001	2006

Daniel R. DiMicco (55)	Vice Chairman (effective June 2001); President and Chief Executive Officer (effective September 2000); previously Executive Vice President (from 1999 to 2000) and Vice President (from 1992 to 1999), Nucor Corporation	2000	2007

Harvey B. Gantt (63)	Principal Partner, Gantt Huberman Architects, PLLC	1999	2006

Victoria F. Haynes, Ph.D. (58)	President and Chief Executive Officer, Research Triangle Institute, an independent, non-profit corporation that performs scientific research and develops technology (effective 1999); Former Vice President and Chief Technical Officer, Goodrich Corporation, a specialty chemicals and aerospace company (from 1992 to 1999); Director, The Lubrizol Corporation and PPG Industries, Inc.	1999	2008

James D. Hlavacek, Ph.D. (62)	Chairman and Chief Executive Officer, The Corporate Development Institute, Inc.; Managing Director, Market Driven Management, a management development firm	1996	2007

Raymond J. Milchovich (56)	Chairman, President and Chief Executive Officer, Foster Wheeler Ltd., a company that engineers and constructs facilities for the oil and gas, liquid natural gas, refining, chemical, pharmaceutical and power industries (effective 2001); Former Chairman, President and Chief Executive Officer (from 1999 to 2001), and President and Chief Operating Officer (from 1997 to 1999), Kaiser Aluminum & Chemical Corporation, a producer and marketer of alumina, aluminum and aluminum fabricated products; Director, Delphi Corporation	2002	2007

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables give information concerning the beneficial ownership of Nucor’s common stock by all directors, each executive officer listed in the Summary Compensation Table on page 15, all directors and executive officers as a group, and the persons who are known to Nucor to be the owners of more than five percent of the outstanding common stock of Nucor. “Beneficial ownership” is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”).

Executive Officers and Directors

	Shares Owned as of February 28, 2006
Name	Sole Voting and Investment Power	Shared Voting and Investment Power	Shares Subject to Options	Total Beneficial Ownership	Percent of Class
Peter C. Browning	6,962	—	5,339	12,301	*
Clayton C. Daley, Jr.	3,000	—	9,221	12,221	*
Daniel R. DiMicco	133,764	—	34,115	167,879	*
John J. Ferriola	49,618	—	54,626	104,244	*
Harvey B. Gantt	1,628	—	13,727	15,355	*
Victoria F. Haynes	1,834	—	13,727	15,561	*
James D. Hlavacek	2,200	400	5,441	8,041	*
Terry S. Lisenby	75,737	—	10,078	85,815	*
Hamilton Lott, Jr.	63,338	—	36,294	99,632	*
Raymond J. Milchovich	4,158	—	5,441	9,599	*
D. Michael Parrish	65,777	—	19,924	85,701	*
Joseph A. Rutkowski	68,110	340	46,590	115,040	*
All 13 directors and executive officers as a group	484,570	4,506	260,821	749,897	*

*	Represents holdings of less than 1%.

Principal Stockholders

Name and Address	Amount of Beneficial Ownership	Percent of Class
Barclays Global Investors, NA and related entities (1) 45 Fremont Street San Francisco, California 94105	15,121,363	9.75%

State Farm Mutual Automobile Insurance Company and related entities (2) One State Farm Plaza Bloomington, Illinois 61710	15,055,177	9.71%

(1)	Based on Schedule 13G filed with the SEC on or about January 31, 2006, reporting beneficial ownership as of December 31, 2005. That filing indicates that Barclays Global Investors, NA has sole voting power as to 10,563,968 of the shares shown, sole dispositive power as to 12,325,264 of the shares shown and unspecified beneficial ownership of 1,761,296 of the shares shown; that Barclays Global Fund Advisors has sole voting power as to 1,051,619 of the shares shown, sole dispositive power as to 1,069,257 of the shares shown and unspecified beneficial ownership of 17,638 of the shares shown; that Barclays Global Investors, Ltd. has sole voting power as to 1,468,979 of the shares shown, sole dispositive power as to 1,588,136 of the shares shown and unspecified beneficial ownership of 119,157 of the shares shown; and that Barclays Global Investors Japan Trust and Banking Company Limited has sole voting and sole dispositive power as to 138,706 of the shares shown. The shares reported on the Schedule 13G are held by the reporting persons in trust accounts for the economic benefit of the beneficiaries of those accounts.

(2)	Based on Schedule 13G/A filed with the SEC on or about February 2, 2006, reporting beneficial ownership as of December 31, 2005. That filing indicates that State Farm Mutual Automobile Insurance Company has sole voting and sole dispositive power as to 10,818,400 of the shares shown and shared dispositive power of 43,512 of the shares shown; State Farm Life Insurance Company has sole voting and sole dispositive power as to 266,200 of the shares shown and shared dispositive power of 4,040 of the shares shown; State Farm Fire and Casualty Company has sole voting and sole dispositive power as to 1,400,000 of the shares shown and shared dispositive power of 5,330 of the shares shown; State Farm Investment Management Corp. has sole voting and sole dispositive power as to 484,000 of the shares shown and shared voting and shared dispositive power as to 7,115 of the shares shown; State Farm Insurance Companies Employee Retirement Trust has sole voting and sole dispositive power as to 933,600 of the shares shown and shared dispositive power of 4,580 of the shares shown; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees has sole voting and sole dispositive power as to 1,088,400 of the shares shown.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Principles.    The Board has adopted Corporate Governance Principles setting forth a framework for our corporate governance with respect to the role and composition of the Board and Nucor’s management, responsibilities of directors, director qualification standards, the functioning of the Board and its Committees, the compensation of directors, and annual performance evaluations of the Board and our Chief Executive Officer. These Corporate Governance Principles are posted on our website at www.nucor.com. The information on our website is not a part of this proxy statement. You may also obtain a written copy of the Corporate Governance Principles by contacting Nucor’s Corporate Secretary at our executive offices.

Codes of Ethics.    Nucor’s Standards of Business Conduct and Ethics applies to all employees and directors of the Company. Nucor has also adopted a Code of Ethics for Senior Financial Professionals that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and other senior financial professionals. Both of these documents are available on our website at www.nucor.com. You may also obtain a written copy of these codes of ethics by contacting Nucor’s Corporate Secretary at our executive offices.

Director Independence.    The Corporate Governance Principles provide that a majority of the members of Nucor’s Board of Directors must be “independent” under the listing standards of the NYSE. For a director to be considered independent, he or she cannot have any of the disqualifying relationships enumerated by the corporate governance rules of the NYSE. In addition, the Board of Directors must determine that the director does not otherwise have any direct or indirect material relationship with the Company. As permitted by the corporate governance rules of the NYSE, the Board of Directors has adopted categorical standards to assist its members in determining whether a particular relationship a director has with the Company is a material relationship that would impair the director’s independence. These categorical standards, which are set forth below, establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or nominee from being considered “independent.”

•	Relationships involving (1) the purchase or sale of products or services, (2) the purchase, sale or leasing of real property or (3) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director if the following conditions are satisfied:

•	any payments made to, or payments received from, the Company or its subsidiaries in any single fiscal year within the last three years do not exceed the greater of (i) $1,000,000 or (ii) 2% of such other organization’s consolidated gross revenues;

•	the products and services are provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•	the relationship does not involve consulting, legal or accounting services provided to the Company or its subsidiaries; and

•	any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers.

•	Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member or partner as long as the director is not a principal shareholder or partner of the organization. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote a 25% or more general partnership interest, or more than a 10% overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

•	Contributions made or pledged by the Company, its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director or trustee if the following conditions are satisfied:

•	within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of (i) $1,000,000 or (ii) 2% of the charitable organization’s consolidated gross revenues for that fiscal year; and

•	the charitable organization is not a family foundation created by the director or an immediate family member.

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

•	If the director, or an immediate family member, is an executive officer of another organization in which the Company owns an equity interest and if the amount of the Company’s interest is less than 10% of the total voting interest in the other organization.

•	A relationship involving a director’s relative who is not an immediate family member of the director.

•	In the last five years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

In February 2006, the Board of Directors reviewed the independence of each director, applying the independence standards of the corporate governance rules of the NYSE and those set forth in Nucor’s Corporate Governance Principles. The review considered relationships and transactions between each director (and his or her immediate family and affiliates) and each of the Company and its management and the Company’s independent registered public accounting firm. The Board of Directors has determined that those relationships that do exist or did exist within the last three years (except for Mr. DiMicco’s) all fall below the thresholds contained in the categorical standards adopted by the Board of Directors to assist it in making determinations of independence.

Based on this review, the Board of Directors affirmatively determined that all of the nominees and directors continuing in office, with the exception of Daniel R. DiMicco, the Company’s Vice Chairman, President and Chief Executive Officer, are independent as defined in Nucor’s Corporate Governance Principles and the corporate governance rules of the NYSE.

Attendance at the Board of Directors and Committee Meetings.    The Board of Directors of Nucor held nine meetings during 2005. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served.

Executive Sessions of the Non-Management Directors.    The non-management directors, all of whom are independent, meet in executive session prior to or after each quarterly board meeting at regularly scheduled executive sessions and as necessary prior to or after other board meetings. Mr. Browning presides over these executive sessions.

Attendance at Annual Meetings of Nucor’s Stockholders.    In accordance with Nucor’s policy requiring all directors to attend the annual meeting of stockholders, all of Nucor’s directors attended last year’s annual meeting.

Committees of the Board of Directors and their Charters.    The Board of Directors of Nucor has three standing committees: the Audit Committee, the Compensation and Executive Development Committee, and the Governance and Nominating Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors. A copy of each charter is available on our website at www.nucor.com. You may also obtain a written copy of these charters by contacting Nucor’s Corporate Secretary at our executive offices.

The Audit Committee.    The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the public accounting firm engaged to prepare an audit report with respect to the Company’s financial statements and the performance of the Company’s internal audit function. Pursuant to its written charter, the Audit Committee is directly responsible for, among other things, (1) the appointment, compensation and oversight of the independent auditors for the Company, (2) approving in advance all auditing services and permitted non-auditing services to be provided by the Company’s independent auditors, (3) reviewing with the auditors the plan and scope of the audit and audit fees, (4) monitoring the adequacy of the Company’s reporting and internal controls, and (5) meeting periodically with internal auditors, independent auditors and management.

The Audit Committee is composed entirely of independent directors: Mr. Daley (Chairman), Mr. Browning, Mr. Gantt, Dr. Haynes, Dr. Hlavacek and Mr. Milchovich. All of the members of the Audit Committee are independent as defined in the NYSE listing standards and the applicable SEC regulations for audit committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Audit Committee. All members of the Audit Committee are financially literate as the Board in its business judgment interprets such qualification. The Board has determined that Mr. Daley, the Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the NYSE listing standards. The Audit Committee held seven meetings during 2005.

The Compensation and Executive Development Committee.    The Compensation and Executive Development Committee is responsible for, among other things, (1) reviewing and approving the goals and objectives relevant to the compensation of the Company’s chief executive officer and evaluating the chief executive officer’s performance against established corporate goals and objectives, (2) reviewing and evaluating the compensation of Nucor’s senior officers, including the chief executive officer, to ensure they are compensated effectively and consistently with the stated compensation strategy and that compensation is tied to the performance of the Company, (3) ensuring that the profit sharing plans for employees of Nucor are consistent with the Company’s performance and its compensation philosophy, (4) reviewing management development and succession plans and (5) administering the Company’s stock option and other equity incentive compensation plans.

The Compensation and Executive Development Committee is composed entirely of independent directors: Dr. Haynes (Chairman), Mr. Browning, Mr. Daley, Mr. Gantt, Dr. Hlavacek and Mr. Milchovich. All of the members of the Committee meet the independence requirements of the NYSE listing standards for compensation committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Compensation and Executive Development Committee held four meetings during 2005.

The Governance and Nominating Committee.    The Governance and Nominating Committee is responsible for, among other things, (1) developing and recommending to the Board of Directors specific guidelines and criteria for selecting nominees for election to the Board of Directors, (2) reviewing the qualifications of and making recommendations to the Board regarding nominees for election as a director at each annual meeting of stockholders and the nominees for directors to be elected by the Board of Directors to fill any vacancies or newly created directorships, (3) making recommendations to the Board concerning the size and composition of the Board, the size and composition of each standing committee of the Board and the responsibilities of each standing committee of the Board of Directors, (4) overseeing and arranging the annual process of evaluating the performance of the Board of Directors and the Company’s management and (5) developing and recommending to the Board of Directors a set of corporate governance principles for the Company.

The Governance and Nominating Committee is composed entirely of independent directors: Mr. Browning (Chairman), Mr. Daley, Mr. Gantt, Dr. Haynes, Dr. Hlavacek and Mr. Milchovich. All of the members of the Committee meet the independence requirements of the NYSE listing standards for nominating committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Committee held six meetings during 2005.

Annual Evaluation of Directors and Committee Members.    Our Board of Directors evaluates the performance of each director standing for re-election, each Committee of the Board and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his or her views on the performance of each director standing for re-election, each committee and the Board of Directors. The entire Board of Directors reviews these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.

How to Communicate with the Board of Directors and Non-management Directors.    Stockholders wishing to communicate with our Board of Directors, or any of our individual directors, may do so by sending a written communication to Peter Browning or any other individual director in care of Nucor Corporation, 2100 Rexford Road, Charlotte, North Carolina 28211. Stockholders wishing to communicate with Mr. Browning, as presiding director, or with the non-management directors as a group may do so by sending a written communication addressed to Mr. Browning at our executive offices. Any communication addressed to Mr. Browning or any individual director that is received at the executive offices of Nucor shall be delivered or forwarded to Mr. Browning or the individual director as soon as practicable. Nucor will forward all communications from its stockholders that are addressed simply to the Board of Directors to the chairman of the committee of the Board of Directors whose purpose and function is most closely related to the subject matter of the communication.

NOMINATING DIRECTORS

Stockholders may recommend a director candidate for consideration by the Governance and Nominating Committee by submitting the candidate’s name in accordance with provisions of Nucor’s bylaws that require advance notice to Nucor and certain other information. In general, under the bylaws, the written notice must be received by Nucor’s Corporate Secretary not less than sixty (60) and not more than ninety (90) days prior to the annual meeting. The notice must contain certain information about the nominee and the stockholder submitting the nomination including, (i) with respect to the nominee, the nominee’s name, age, business and residential address, principal occupation or employment, the number of shares beneficially owned by the nominee and any other information required to be disclosed in solicitations for proxies to elect directors pursuant to the SEC’s rules and regulations and (ii) with respect to the stockholder submitting the nomination, the stockholder’s name and address, as they appear on our books and records and the number of shares beneficially owned by that stockholder. A stockholder who is interested in recommending a director candidate should request a copy of Nucor’s bylaw provisions by writing to Nucor’s Corporate Secretary at Nucor’s executive offices, 2100 Rexford Road, Charlotte, North Carolina 28211.

The Governance and Nominating Committee has a process of identifying and evaluating potential nominees for election as members of the Board. The Committee has a policy that potential nominees shall be evaluated no differently regardless of whether the nominee is recommended by a stockholder, a board member or Nucor’s management. The Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the Committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future, ongoing needs of the Company and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. In the past, Nucor has engaged third party search firms to assist the Board of Directors in identifying and evaluating potential nominees for director. Nucor may do so again in the future.

In evaluating potential nominees for election as members of the Board, the Committee considers the following to be minimum qualifications that any nominee must possess. The potential nominee must:

•	be a person of the highest integrity and must be committed to ethical standards of personal and corporate behavior;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board;

•	if not a member of the Company’s management, not have any relationships, directly or indirectly through an immediate family member, with the Company that would make them not able to serve as an independent director within the meaning of any rules and laws applicable to the Company;

•	have a willingness and an ability to make the necessary time commitment to actively participate as a member of the Board; and

•	be able to represent the interests of all of Nucor’s stockholders and not merely those of one stockholder or a special interest group.

The Committee also believes there are certain specific qualities or skills that one or more members of the Board of Directors must possess. These include:

•	the skills and experience necessary to serve as an audit committee financial expert;

•	experience serving as the chief executive officer of, or in another senior management position with, a major manufacturing company;

•	significant and successful merger and acquisition experience; and

•	diversity in terms of race or gender.

DIRECTOR COMPENSATION

Directors who are not senior officers of Nucor are paid standard directors’ fees of $15,000 quarterly, including meeting fees. The Non-Executive Chairman of Nucor is paid $22,500 quarterly, including meeting fees. The chairmen of the Governance and Nominating Committee and the Compensation and Executive Development Committee receive an additional $1,500 quarterly. The chairman of the Audit Committee receives an additional $3,000 quarterly. Directors who are not senior officers of Nucor are annually granted restricted stock units under the Company’s 2005 Stock Option and Award Plan with a fair market value of $60,000. The Non-Executive Chairman is annually granted restricted stock units with a fair market value of $90,000. The restricted stock units granted to each non-employee director are fully vested on the grant date and are payable to the non-employee director in the form of shares of Nucor common stock as soon as practicable after the termination of the director’s service on the Board of Directors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s report with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2005 is as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with Nucor’s management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (Communications with Audit Committees), as amended by SAS No. 99.

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence.

4.	The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP management’s report on Nucor’s internal control over financial reporting and PricewaterhouseCoopers LLP’s attestation report on management’s assessment of the effectiveness of Nucor’s internal control over financial reporting.

5.	Based on the review and the discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

THE AUDIT COMMITTEE

Clayton C. Daley, Jr., Chairman

Peter C. Browning

Harvey B. Gantt

Victoria F. Haynes

James D. Hlavacek

Raymond J. Milchovich

Fees Paid to Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2004 and 2005, fees billed for services provided by PricewaterhouseCoopers LLP (“PwC”) were as follows:

	2004	2005
Audit Fees (1)	$1,006,080	$1,579,445
Audit-Related Fees (2)	195,051	272,819
Tax Fees (3)	102,879	167,553
All Other Fees	—	—

(1)	Audit fees consist of fees for professional services rendered in connection with the audit of Nucor’s consolidated annual financial statements, for the review of interim consolidated financial statements in Forms 10-Q and for services normally provided in connection with statutory and regulatory filings or engagements. Audit fees also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
(2)	Audit-related fees consist of fees billed for assurance and related services reasonably related to the performance of the audit or review of Nucor’s audited or interim consolidated financial statements and are not reported under the heading “Audit Fees.” This category includes fees associated with evaluations of acquisition candidates.
(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

In 2004 and 2005, all audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services performed for Nucor by PwC. The Audit Committee has delegated its authority to approve in advance all permitted non-audit services to be provided by PwC to the Chairman of the Audit Committee; provided, however, any such services approved by its Chairman shall be presented to the full Audit Committee at its next regularly scheduled meeting.

REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

ON SENIOR OFFICER COMPENSATION

This is our report to the stockholders on the compensation paid to the senior officers of Nucor Corporation. The Compensation and Executive Development Committee of Nucor’s Board of Directors is composed solely of directors who are considered to be independent under all applicable legal and regulatory standards. We are directly responsible to the Board of Directors, and through the Board to Nucor’s stockholders, for developing and administering the compensation program for Nucor’s senior officers, including the Chief Executive Officer. We are supported in our work by James M. Coblin, Nucor’s Vice President of Human Resources, and we have retained and regularly use an independent executive compensation consulting firm that is engaged by and reports directly to us on matters of senior executive compensation, including the Chief Executive Officer’s compensation.

The total compensation paid to Nucor’s senior officers has three components: base salary, incentive compensation awarded under Nucor’s Senior Officers Annual Incentive Plan (the “AIP”) and Nucor’s Senior Officers Long-Term Incentive Plan (the “LTIP”) and stock options awarded under Nucor’s Incentive Stock Option Plans (the “Incentive Stock Plans”). The three components of senior officer compensation are intended to provide a direct link between compensation and Nucor’s performance. A relatively small percentage of a senior officer’s compensation opportunity is paid to the senior officer each year in the form of base salary without regard to Nucor’s performance. Senior officers may earn a much larger amount of their compensation under the AIP, LTIP and the Incentive Stock Plans, but that portion of their compensation is directly tied to Nucor’s performance and the value delivered to Nucor’s stockholders. In 2005, Nucor had another record-setting performance year, and Nucor’s senior officers received substantial awards under the AIP and LTIP for Nucor’s outstanding performance.

Nucor’s senior officers (including the Chief Executive Officer) also participate in Nucor’s 401(k) retirement savings plan and Nucor’s group health and other welfare benefit plans on the same terms and conditions that apply to other Nucor employees in accordance with Nucor’s egalitarian approach to providing benefits to its employees. Senior officers do not enjoy better insurance programs, vacation schedules or holidays. Certain benefits such as Nucor’s Profits Sharing Plan, Scholarship Program, Employee Monthly Stock Investment Plan, Extraordinary Bonus and Service Awards Program are not available to Nucor’s senior officers. Senior officers also do not receive perquisites such as company cars, executive parking places or use of corporate jets or executive dining rooms.

Base Salary.    With the assistance of its independent compensation consultant, the Committee reviews national surveys of the base salaries and total compensation of senior officers in manufacturing companies with sales, assets and capital comparable to Nucor. The Committee then sets the base salaries of Nucor’s senior officers at approximately 90% of the median of the base salaries for comparable positions in such other manufacturing companies. The Committee sets base salaries below the median because of the Committee’s desire to orient the total pay of the senior officers significantly towards “at risk” incentive compensation and the potential for the senior officers to earn significant amounts of incentive compensation under the AIP and LTIP. The Committee increased the base salaries of Nucor’s senior officers in fiscal year 2005 to bring them in line with the 90% of median target level.

The AIP and LTIP.    A senior officer may earn an incentive award under the AIP for each fiscal year of up to a total of 300% of the senior officer’s base salary. Seventy-five percent of the maximum incentive award (i.e., up to 225% of base salary) is available for award based on Nucor’s return on average stockholders’ equity (“ROE”). At the beginning of each fiscal year, the Committee establishes a threshold ROE of not less than 3% and not more than 7% that must be achieved before any award may be made to senior officers based on Nucor’s ROE. If Nucor achieves the threshold ROE, senior officers will earn an incentive award equal to 20% of the senior officer’s base salary. If Nucor’s ROE for the fiscal year exceeds 20%, senior officers will earn an incentive award equal to the maximum 225% of the senior officer’s base salary that may be awarded under the AIP based on Nucor’s ROE. The amount of the incentive award that is earned for ROE that exceeds the threshold but is less than 20% is determined by linear interpolation. The remaining 25% of the maximum annual award available under the AIP (i.e., up to 75% of the senior officer’s base salary) is awarded based on a comparison of Nucor’s net sales growth with the net sales growth of members of a steel industry peer group.

Senior officers have the opportunity to defer payment of up to one-half of any AIP award. Any deferred award is converted into Nucor common stock units and credited to a deferral account. The AIP provides a deferral incentive to senior officers by providing for the crediting of additional common stock units to the deferral account equal to 25% of the number of common stock units attributable to the amount of the deferred award. A senior officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the senior officer’s attainment of age 55 while employed or in the event the senior officer dies or becomes disabled before age 55 while employed. The vested common stock units are distributed to the senior officer in the form of Nucor common stock following the senior officer’s retirement or other termination of employment.

Based on the goals for Nucor’s ROE and sales growth established by the Committee at the beginning of the 2005 fiscal year, senior officers earned the maximum award of 225% of their base salary for the ROE performance measure and an award of 7.50% of their base salary for the sales growth performance measure, receiving total incentive compensation under the AIP equal to 232.50% of their base salary. None of the executive officers named in the Summary Compensation Table on page 15 elected to defer their 2005 AIP awards. A total of six other senior officers elected to defer a portion of their AIP awards and a deferral incentive in the aggregate amount of 2,142 common stock units was credited to their AIP deferral accounts.

Senior officers earn incentive compensation under the LTIP based on Nucor’s financial performance during the LTIP’s performance periods. The performance periods under the LTIP commence every January 1 and generally last for 3 years. The LTIP has shorter performance periods for the first two years a senior officer participates in the LTIP. The target award under the LTIP for each performance period is a number of shares of Nucor common stock. The number of shares is determined by dividing 85% of each senior officer’s annual base salary rate as of the beginning of the performance period by the closing price of Nucor common stock on the day immediately preceding the first day of the performance period. The maximum award that a senior officer may earn under the LTIP is equal to 200% of the number of shares in the target award. The target award for a performance period is prorated if a senior officer commences participation in the LTIP after the beginning of the performance period. Fifty percent of the LTIP award for a performance period is based on Nucor’s return on average invested capital (“ROAIC”) for the performance period relative to its principal competitors in the steel industry. The remaining 50% of the award is based on Nucor’s ROAIC for the performance period relative to high-performing companies in capital-intensive industries.

Based on the goals for Nucor’s ROAIC established by the Committee for the LTIP performance period that ended December 31, 2005, senior officers earned the maximum award of 200% of the number of shares in each senior officer’s target award. The Company paid one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock. One-third of the restricted shares will become vested upon each of the first three anniversaries of the award date, or upon the senior officer’s attainment of age 55, death or disability while employed by Nucor. A senior officer may defer payment of the restricted stock portion of the LTIP award until the senior officer’s retirement or other termination of employment. Nucor does not provide an incentive for the deferral of LTIP restricted stock awards.

Incentive Stock Option Plans.    All of Nucor’s key employees, including its senior officers, participated in the Incentive Stock Plans during 2005. Under the Incentive Stock Plans, Nucor granted stock options on March 1 and September 1. The number of shares subject to each semi-annual stock option grant was determined by dividing a dollar amount set by the Committee for each key employee’s position by the fair market value per share of Nucor’s common stock on the grant date. The exercise price for all the options granted under the Incentive Stock Plans was 100% of the market value of Nucor’s common stock on the date of grant. The options are exercisable six months after the grant date and expire seven years after the grant date. The Committee members believe that Nucor’s Incentive Stock Plans provide incentive for all key employees, including the senior officers, by further identifying their interests with those of Nucor’s stockholders, since the key employees benefit only if Nucor stockholders benefit by increases in Nucor’s stock price.

Stock Ownership Guidelines.    The Board of Directors has adopted stock ownership guidelines for Nucor’s senior officers to further link the interests of management and Nucor’s stockholders. The guideline number of shares ranges from 90,000 shares for the Chief Executive Officer to 10,000 shares for Nucor’s vice presidents. Under the guidelines, senior officers have five years to achieve ownership of the guideline number of shares. The Committee monitors each senior officer’s compliance with the ownership guideline or, if applicable, the senior officer’s progress in achieving the ownership guideline within five years of being elected an officer. All Nucor senior officers were in compliance with the stock ownership guidelines during 2005 or were on target to satisfy stock ownership guidelines within the five year period for compliance.

Chief Executive Officer Compensation.    The total compensation of Nucor’s chief executive officer, like that of all its senior officers, is divided into three components: base salary, incentive compensation awarded under the AIP and LTIP, and stock options awarded under the Incentive Stock Plans. Based on the 90% of median base salary target the Committee has previously established for base salaries of Nucor’s senior officers, the Committee increased Mr. DiMicco’s annual base salary in fiscal year 2005 from $690,000 to $707,300. During fiscal year 2005, Mr. DiMicco earned an award under the AIP equal to $1,644,473 (232.50% of his base salary for the fiscal year). Mr. DiMicco’s award under the LTIP for the performance period ended December 31, 2005 consisted of $1,840,050 in cash and 27,578 restricted shares of Nucor common stock. Mr. DiMicco elected to defer the receipt of the restricted stock portion of his LTIP award in accordance with the terms of the LTIP. During fiscal year 2005, Mr. DiMicco also participated in Nucor’s Incentive Stock Plans. Nucor made option grants to him on March 1 and September 1 in accordance with the grant guidelines established by the Committee that are described above.

Internal Revenue Code Section 162(m).    Internal Revenue Code Section 162(m) limits the amount of compensation paid to the executive officers named in the Summary Compensation Table that may be deducted by Nucor for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by Nucor’s stockholders is not subject to the $1,000,000 deduction limit. Nucor’s AIP, LTIP and Incentive Stock Plans have all been approved by Nucor’s stockholders, and awards under those plans constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. Therefore, all compensation paid to Nucor’s named executive officers for 2005 was fully deductible for federal income tax purposes. The Committee has not adopted a formal policy that all compensation paid to the named executive officers must be deductible.

THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

Victoria F. Haynes, Chairman

Peter C. Browning

Clayton C. Daley, Jr.

Harvey B. Gantt

James D. Hlavacek

Raymond J. Milchovich

EXECUTIVE OFFICER COMPENSATION

The following table sets forth compensation information for the Chief Executive Officer and for the other five highest-compensated senior officers for 2005:

Summary Compensation Table

Name (and age)	Principal Position(s)	Year	Annual Compensation		Long-Term Compensation			All Other Compensation (3)
			Base Salary	Cash Incentive Compensation	Awards		Payout
					Restricted Stock Awards ($) (1)	Stock Options Granted (shares)	Long-Term Incentive Plan Payout ($) (2)
Daniel R. DiMicco (55)	Vice Chairman, President and Chief Executive Officer	2005 2004 2003	$707,300 690,000 670,000	$1,644,473 1,992,375 427,125	2,622,116 1,589,872 154,668	20,157 33,760 52,192	$1,840,050 1,443,469 154,441	$3,500 650 600

Terry S. Lisenby (54)	Chief Financial Officer, Treasurer and Executive Vice President	2005 2004 2003	403,900 394,000 382,500	939,068 1,137,675 243,844	1,496,940 907,642 88,301	10,078 16,880 26,096	1,050,477 824,070 88,169	3,189 574 600

John J. Ferriola (53)	Executive Vice President	2005 2004 2003	367,200 358,200 347,700	853,740 1,034,303 221,659	1,360,785 825,087 80,279	8,398 14,066 21,746	954,904 749,096 80,148	3,500 650 562

Hamilton Lott, Jr. (56)	Executive Vice President	2005 2004 2003	367,200 358,200 347,700	853,740 1,034,303 221,659	1,360,785 825,087 80,279	8,398 14,066 21,746	954,904 749,096 80,148	3,500 650 600

D. Michael Parrish (53)	Executive Vice President	2005 2004 2003	367,200 358,200 347,700	853,740 1,034,303 221,659	1,360,785 825,087 80,279	8,398 14,066 21,746	954,904 749,096 80,148	3,500 650 600

Joseph A. Rutkowski (51)	Executive Vice President	2005 2004 2003	367,200 358,200 347,700	853,740 1,034,303 221,659	1,360,785 825,087 80,279	8,398 14,066 21,746	954,904 749,096 80,148	3,500 650 600

(1)	The amounts shown represent the value of the following number of shares of restricted stock awarded under Nucor’s LTIP for the performance periods ended December 31, 2005, 2004 and 2003, respectively: Mr. DiMicco–27,578 shares for 2005 and 2004, and 5,514 shares for 2003; Mr. Lisenby–15,744 shares for 2005 and 2004, and 3,148 shares for 2003; and Messrs. Ferriola, Lott, Parrish and Rutkowski–14,312 shares each for 2005 and 2004, and 2,862 shares each for 2003. The value shown is based on the per share closing price on the award date for the applicable performance period. Such closing price was $95.08 per share on the March 10, 2006 award date for the performance period ended December 31, 2005; $57.65 per share on the March 10, 2005 award date for the performance period ended December 31, 2004; and $28.05 per share on the March 10, 2004 award date for the performance period ended December 31, 2003. Mr. DiMicco elected to receive payment of his restricted stock award in restricted stock units in accordance with the LTIP. Each award vests in three equal annual installments commencing on the first anniversary of the award date, or upon the executive officer’s attainment of age 55, death or disability. Dividends on the shares of restricted stock and dividend equivalents on the restricted stock units are paid in cash to the executives.

(2)	The 2005 fiscal year was the third year of Nucor’s LTIP. Long-term performance awards earned in fiscal 2005 were based on achievement of performance objectives over the three-year period from January 1, 2003 to December 31, 2005. Long-term performance awards earned in fiscal 2004 were based on achievement of performance objectives over the two-year period from January 1, 2003 to December 31, 2004. Long-term performance awards earned in fiscal 2003 were based on achievement of performance objectives over the one-year period from January 1, 2003 to December 31, 2003.

(3)	Amount comprised of matching contributions to Nucor’s 401(k) retirement savings plan.

Employment Agreements and Senior Officers’ Severance Plans

Nucor has separate employment agreements with Messrs. DiMicco, Lisenby, Ferriola, Lott, Parrish and Rutkowski that provide for an annual base salary and certain other benefits. Annual base salaries under these employment agreements are subject to increase or decrease in the discretion of the Compensation and Executive Development Committee. These employment agreements also provide that these executive officers are eligible to earn additional incentive compensation under Nucor’s senior officer incentive compensation plans that are applicable to all of Nucor’s senior officers and are described elsewhere in this proxy statement.

Each of these employment agreements restricts the disclosure of confidential information and prohibits the executive officer from competing with Nucor during the 24-month period following the termination of his employment. These employment agreements also prohibit the six executive officers from encouraging Nucor customers to purchase steel or steel products from one of Nucor’s competitors or encouraging any of Nucor’s employees to terminate their employment relationship with Nucor. Each employment agreement further provides that any inventions, designs or other ideas conceived by the executive officer during his employment with Nucor will be assigned to Nucor.

Under each of these employment agreements, the executive officer that is a party to the agreement will be entitled to receive in consideration of his agreement not to compete a cash payment following his termination of employment with Nucor for any reason other than death. Subject to the exceptions described below, the amount, if any, payable to an executive officer under his employment agreement in consideration for his covenant not to compete will be paid in 24 monthly installments following his termination. The amount of each monthly installment will be equal to the product of 3.36 times the executive officer’s highest base salary during the twelve months immediately preceding the termination of his employment, divided by twelve. If, however, an executive officer who is receiving monthly installment payments dies within twelve months of his date of termination of employment, Nucor will pay his estate the monthly payments only through the end of the first twelve months following termination of his employment. Nucor’s obligation to make the monthly installment payments to an executive officer under his employment agreement will terminate automatically and immediately if the executive officer dies twelve or more months following termination of his employment.

Each of these six executive officers with whom Nucor has employment agreements is also entitled to receive severance payments following termination of his employment or his resignation, death or retirement under a general severance policy adopted by the Board of Directors that applies to all senior officers of Nucor. The amount of severance payments to be received by a particular executive officer or, in the case of his death while employed by Nucor, his estate, will depend upon his age at the time of his termination, resignation, retirement or death and the length of his service with Nucor. If the executive officer is younger than 55, he, or his estate, will be entitled to receive a severance payment equal to the greater of (A) one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary or (B) the value of the total number of his shares of Nucor common stock that remain forfeitable pursuant to the terms of any of the senior officer incentive compensation plans. If the executive officer is 55 or older, he, or his estate, will be entitled to receive a severance payment equal to one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary. Nucor’s executive officers will become fully vested in their forfeitable Nucor stock when they turn 55.

The following tables set forth stock option information for the chief executive officer and for the five other highest-compensated senior officers for 2005. Stock options granted in 2005 became exercisable six months after the grant date. All of the stock options were exercisable as of March 1, 2006.

Stock Option Grants in 2005 (1)

	Stock Options Granted in 2005					Potential Realizable Value
Name	Number of Shares	Percent of Total Granted to All Employees		Exercise Price	Expiration Date	5% Annual Stock Price Appreciation	10% Annual Stock Price Appreciation
Daniel R. DiMicco	9,762 10,395	1.3 1.4	% %	$61.46 57.72	February 29, 2012 August 31, 2012	$244,249 244,260	$569,204 569,230

Terry S. Lisenby	4,881 5,197	0.6 0.7	% %	61.46 57.72	February 29, 2012 August 31, 2012	122,125 122,118	284,602 284,587

John J. Ferriola	4,067 4,331	0.5 0.6	% %	61.46 57.72	February 29, 2012 August 31, 2012	101,758 101,769	237,139 237,165

Hamilton Lott, Jr.	4,067 4,331	0.5 0.6	% %	61.46 57.72	February 29, 2012 August 31, 2012	101,758 101,769	237,139 237,165

D. Michael Parrish	4,067 4,331	0.5 0.6	% %	61.46 57.72	February 29, 2012 August 31, 2012	101,758 101,769	237,139 237,165

Joseph A. Rutkowski	4,067 4,331	0.5 0.6	% %	61.46 57.72	February 29, 2012 August 31, 2012	101,758 101,769	237,139 237,165

(1)	255 key employees, including executive officers, participate in Nucor’s Incentive Stock Option Plans, pursuant to which stock options are granted at 100% of the market value on the date of grant. During 2005, key employees, other than the above-named executive officers, were granted stock options for 697,733 shares (91.6% of the total stock options granted to all employees), at the same exercise prices and expiration dates as the above-named executive officers. The potential realizable value of stock options granted to these other key employees was $16,901,623 at 5% annual stock price appreciation and $39,387,970 at 10% annual stock price appreciation.

Stock Option Exercises in 2005

and Year-End 2005 Stock Option Values (1)

	Stock Options Exercised in 2005		Number of Unexercised Stock Options at Year-End 2005		“Value” of Unexercised In-the-Money Stock Options at Year-End 2005
Name	Shares Acquired	“Value” Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel R. DiMicco	108,498	$3,959,179	23,720	10,395	$641,633	$93,555

Terry S. Lisenby	0	0	27,525	5,197	771,548	46,773

John J. Ferriola	0	0	50,295	4,331	1,788,894	38,979

Hamilton Lott, Jr.	4,084	153,252	31,963	4,331	1,032,710	38,979

D. Michael Parrish	6,438	182,406	15,593	4,331	390,467	38,979

Joseph A. Rutkowski	11,454	416,952	42,259	4,331	1,446,694	38,979

(1)	“Value” (calculated in accordance with the rules of the SEC) is the excess of the market price over the exercise price. During 2005, key employees, other than the above-named executive officers, acquired 780,776 shares on exercise of stock options. At year-end 2005, these other key employees had 1,901,714 unexercised stock options, 1,539,008 of which were exercisable and 362,706 were unexercisable. At year-end 2005, these other key employees had unexercised in-the-money stock options, with a “value” of $47,333,856 for exercisable stock options, and $3,264,354 for unexercisable stock options. The “value” of unexercised in-the-money stock options is calculated using the last published price per share at which Nucor common stock was traded on December 31, 2005 ($66.72).

LONG-TERM INCENTIVE PLANS

Estimated Future Payouts (2)
Name	Number of Shares (1)	Performance Period	Threshold (shares) (3)	Target (shares)	Maximum (shares)
Daniel R. DiMicco	— —	1/1/04–12/31/06 1/1/05–12/31/07	5,237 2,872	20,946 11,487	41,893 22,973

Terry S. Lisenby	— —	1/1/04–12/31/06 1/1/05–12/31/07	2,990 1,640	11,961 6,559	23,921 13,119

John J. Ferriola	— —	1/1/04–12/31/06 1/1/05–12/31/07	2,718 1,491	10,874 5,963	21,748 11,927

Hamilton Lott, Jr.	— —	1/1/04–12/31/06 1/1/05–12/31/07	2,718 1,491	10,874 5,963	21,748 11,927

D. Michael Parrish	— —	1/1/04–12/31/06 1/1/05–12/31/07	2,718 1,491	10,874 5,963	21,748 11,927

Joseph A. Rutkowski	— —	1/1/04–12/31/06 1/1/05–12/31/07	2,718 1,491	10,874 5,963	21,748 11,927

(1)	The actual number of shares that will be paid out at the end of the performance period, if any, cannot be determined because the shares earned by the above-named executive officers will be based upon the Company’s return on average invested capital for the performance period relative to a peer group comprised of the Company’s principal competitors and a peer group comprised of high-performing companies in capital-intensive industries.

(2)	For any award payable at the conclusion of the performance period, the value of 50% of the shares comprising the performance award, determined by multiplying the number of such shares by the closing price on the last trading day of the performance period, will be paid to the named executive officer in cash. The remaining 50% of the shares will be issued as restricted shares or restricted stock units at the election of the executive. One-third of the restricted shares will become vested upon each of the first three anniversaries of the award date, or upon the executive officer’s attainment of age 55, death or disability.

(3)	If our performance compared to the two peer groups is below the threshold level relative to the peer groups, then no shares will be earned. To the extent the Company’s performance exceeds the threshold level relative to either or both of the peer groups, a varying amount of shares of common stock and cash up to the maximum will be earned.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding shares of Nucor’s common stock that may be issued under Nucor’s equity compensation plans as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b) (3)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by stockholders (1)	2,203,452	(2)	$39.98	11,190,174	(4)
Equity compensation plans not approved by stockholders (5)	50,559		$34.85	0	(6)

	2,254,011		$39.86	11,190,174

(1)	Includes the Nucor Corporation Senior Officers Annual Incentive Plan (the “AIP”), the Nucor Corporation Senior Officers Long-Term Incentive Plan (the “LTIP”), the 1997 Key Employees Incentive Stock Option Plan (the “1997 Plan”) and the 2005 Stock Option and Award Plan (the “2005 Plan”). The 2005 Plan was approved by Nucor stockholders at the 2005 annual meeting. The 2005 Plan replaced and superseded the 2003 Key Employees Incentive Stock Option Plan (the “2003” Plan) and the 2001 Non-Employee Director Equity Plan (the “Non-Employee Director Plan”) provided that any awards made under the 2003 Plan and the Non-Employee Director Plan prior to the 2005 annual meeting remain outstanding in accordance with their terms. The 2003 Plan was approved by Nucor’s stockholders at the 2003 annual meeting.

(2)	Includes 12,617 deferred stock units awarded and outstanding under the AIP, 58,109 deferred stock units awarded and outstanding under the LTIP, 1,256,146 stock options awarded and outstanding under the 1997 Plan and a total of 876,580 stock options awarded and outstanding under the 2005 Plan and the 2003 Plan.

(3)	Weighted average exercise price of awarded and outstanding options; excludes deferred stock units.

(4)	Represents 1,656,007 shares available under the AIP and LTIP, -0- shares available under the 1997 Plan and the 2003 Plan and 9,534,167 shares available under the 2005 Plan.

(5)	Represents outstanding stock options awarded under the Non-Employee Director Plan before the 2005 annual meeting.

(6)	No additional options will be awarded under the Non-Employee Director Plan.

Material Features of Equity Compensation Plan Not Approved by Stockholders

Non-Employee Director Plan.    In 2005, directors who are not employees were granted options semi-annually with a target Black-Scholes annual value of $50,000 for all directors other than the Non-Executive Chairman and $75,000 for the Non-Executive Chairman. The exercise price is equal to the market value of Nucor common stock on the date of grant. The options become exercisable six months after the grant date and expire seven years after the grant date.

The stock options granted to non-employee directors in March 2005 were granted under the Non-Employee Director Plan. The stock options granted to non-employee directors in September 2005 were granted under the 2005 Plan that was approved by the Nucor stockholders at the 2005 annual meeting. No additional options will be awarded under the Non-Employee Director Plan.

STOCK PERFORMANCE GRAPH

This graphic comparison assumes the investment of $100 in Nucor Corporation common stock, $100 in the S&P 500 Index and $100 in the S&P Steel Group Index, all at year-end 2000. The resulting cumulative total return assumes that cash dividends were reinvested. Nucor common stock comprised 55% of the S&P Steel Group Index at year-end 2005 (46% at year-end 2000).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of Nucor common stock on Forms 3, 4 and 5 with the SEC and NYSE. The Company has reviewed all reports filed by its executive officers and directors and written representations made by its executive officers and directors with respect to the completeness and timeliness of their filings. Based solely on such review, all filings were timely made in 2005.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR the proposal.

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of Nucor for the fiscal year ending December 31, 2006. PricewaterhouseCoopers LLP has acted in such capacity for Nucor since 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification and will reconsider whether to retain PricewaterhouseCoopers LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Nucor.

Nucor’s Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Unless otherwise specified, proxies will be voted FOR the proposal.

PROPOSAL 3

APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

The Board of Directors recommends a vote FOR the proposal.

The Board of Directors recommends that the stockholders approve an amendment to the Company’s Restated Certificate of Incorporation that would double the number of authorized shares of common stock to 800,000,000. Each additional share of Nucor common stock authorized will have the same rights and privileges as each currently authorized share of Nucor common stock. The Company’s Restated Certificate of Incorporation currently authorizes the issuance of 400,000,000 shares of common stock, $0.40 par value, and 250,000 shares of preferred stock, $4.00 par value. No preferred stock is outstanding.

At February 28, 2006, Nucor had issued and outstanding 155,411,430 shares of common stock. In addition, approximately 11,190,174 shares of common stock have been reserved for future issuance under the Company’s employee benefit and incentive plans. Accordingly, there are 233,398,396 shares of common stock currently available for issuance. If the increase in authorized common stock is approved, the number of shares unreserved and available for issuance will increase to 633,398,396.

In order to give Nucor greater flexibility in considering and planning for future business needs, our Board of Directors believes it is in our best interests to increase the number of authorized shares of common stock. If the amendment is approved by Nucor’s stockholders by the required vote, the Board of Directors will be able to issue the additional authorized shares for various corporate purposes, including but not limited to, stock splits, stock dividends, financings, corporate mergers and acquisitions and other general corporate transactions.

Additional stockholder approval will not be required for Nucor’s Board of Directors to issue any of these additional shares unless the number of shares to be issued in a single transaction exceeds 20% of Nucor’s outstanding common stock. In that case, the rules of the New York Stock Exchange would require Nucor to obtain stockholder approval as a condition to listing the additional shares. The listing requirements of the New York Stock Exchange currently have a blanket exception from the stockholder approval requirement, however, for shares of treasury stock, of which Nucor has approximately 30 million shares. The New York Stock Exchange published a notice in December 2005 that it is considering whether to modify or eliminate its “treasury stock exception.”

Except for shares that may be issued under the Company’s employee benefit plans, Nucor has no present plans for issuance of additional common stock. No holder of Nucor stock has a preemptive right to acquire any additional common stock, except as may be required by law or the rules of the NYSE, on which the common stock is listed.

If this proposal is approved, the issuance of additional shares of common stock, other than in connection with stock splits and stock dividends, could have the effect of diluting earnings per share, book value or the voting rights of the present holders of shares of Nucor’s common stock. In recent years, most of the common stock issued by Nucor has been for stock splits and Nucor’s employee benefit plans.

The amendment may also have the effect of discouraging attempts to take control of Nucor through a merger, tender offer, proxy contest or other approach, as additional shares of common stock could be issued to dilute the stock ownership and voting power of, or to increase the cost to, a party seeking to obtain control of us. Nucor is not proposing this amendment in response to any known attempt or effort by a third party to take control of us.

As amended, Section A of Article IV of the Restated Certificate of Incorporation would read as follows:

“A.    The total number of shares of Common Stock which the corporation shall have authority to issue is eight hundred million, 800,000,000, and the par value of each share is forty cents, $0.40, amounting in the aggregate to three hundred twenty million dollars, $320,000,000. The total number of shares of Preferred Stock which the corporation shall have authority to issue is two hundred fifty thousand, 250,000, and the par value of each share is four dollars, $4.00, amounting in the aggregate to one million dollars, $1,000,000.”

Nucor’s Board of Directors recommends a vote FOR approval of the amendment of Restated Certificate of Incorporation. Unless otherwise specified, proxies will be voted FOR the amendment.

PROPOSAL 4

STOCKHOLDER PROPOSAL

We have been notified that the United Brotherhood of Carpenters Pension Fund, a stockholder of Nucor, intends to present the proposal set forth below for consideration at the Annual Meeting. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

“Director Election Majority Vote Standard Proposal

Resolved:    That the shareholders of Nucor Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement:    Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholders support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support of this important director election reform.”

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s board of directors recommends a vote against this proposal. Nucor already has a Corporate Governance Principle that increases director accountability and addresses the proponent’s concerns about giving stockholders a meaningful role in the director election process. It also avoids the complicated issue of failed elections under Delaware corporate law that would be caused by implementing a majority vote standard. Retaining the plurality vote standard, which is used by almost all public companies in the United States, is also particularly advisable in Nucor’s case because its stockholders have the ability to express their preferences by cumulating their votes in director elections for a single director nominee.

Nucor’s Corporate Governance Principle, which is set forth elsewhere in this proxy statement under the heading “Election of Directors,” provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. Under the majority vote proposal, by contrast, if an incumbent director standing for reelection did not receive the affirmative vote of a majority of the votes cast in his or her election, the director would under Delaware law nevertheless continue to serve as a director until his or her successor was duly elected and qualified. Under the proposal, if a non-incumbent director nominee failed to receive the affirmative votes of a majority of the votes cast, the incumbent director whose term had expired and whom the board may no longer have wished to remain on the board would nonetheless also continue, under the Delaware “holdover” rule, to serve as a director until his or her successor was duly elected and qualified.

After spending over nine months studying the issue raised by a majority vote standard for the election of directors, a task force of the Committee on Corporate Laws of the Section of Business Law of the American Bar Association recently issued its preliminary report. The Committee decided not to adopt a majority voting standard for directors and gave the following explanation:

“The Committee believes that it is not advisable to alter the existing plurality default rule. Although the Committee is mindful of the criticisms of plurality voting, the Committee is currently persuaded that the potential negative consequences of failed elections, combined with the uncertainty of applying an untested voting standard as the default rule for public corporations, warrants the retention of the plurality voting rule.”

In addition to being a superior approach to giving stockholders a meaningful role in the director election process, the Nucor Governance Principle has the benefit of not interfering with cumulative voting in director elections. Cumulative voting, which most public companies do not allow, gives Nucor’s stockholders unique leverage to secure representation on Nucor’s board of directors. While the rules governing director elections when cumulative voting rights are exercised under a plurality vote standard are well understood, cumulative voting under a majority vote standard presents technical and legal issues for which there is no precedent. These technical and legal issues led the task force of the American Bar Association Committee on Corporate Laws, the Council of Institutional Investors and the Institutional Stockholder Services Institute for Corporate Governance to conclude that majority voting should not apply to public companies that allow cumulative voting.

Nucor’s director election process must provide a reliable system for the election of qualified directors to represent the interests of all of our stockholders. Under the existing plurality vote standard, Nucor’s stockholders have consistently elected a board comprised of highly qualified directors from diverse backgrounds. With the exception of the chief executive officer, all of Nucor’s current directors are “independent” within the meaning of the standards of the New York Stock Exchange. In the absence of uniform, workable standards that can be consistently applied by all companies and that take into account the special circumstances of companies with cumulative voting, Nucor’s board of directors believes that it is inappropriate to adopt a majority voting standard.

Nucor’s Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the amendment.

OTHER MATTERS

Discretionary Voting by Proxy Holders

Nucor’s Board of Directors does not intend to present any matters to the 2006 annual meeting of stockholders other than as set forth above and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment, the matter may be excluded by Nucor as untimely or the persons named in the enclosed proxy may vote such proxy on the matter according to their best judgment.

Stockholder Proposals

Any stockholder proposal intended to be included in Nucor’s proxy statement for its 2007 annual meeting of stockholders must be received by Nucor not later than November 28, 2006. Any stockholder proposal intended to be presented at the 2007 annual meeting of stockholders, but that will not be included in the proxy statement, must be received by Nucor no more than 90 days but at least 60 days before the date of such meeting. The 2007 annual meeting of stockholders is expected to be held on May 10, 2007. Based on the estimated meeting date, any proposals received earlier than February 9, 2007 or later than March 12, 2007 may be excluded from the meeting.

Solicitation and Expenses

Nucor will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the proxy statement, the proxy and any additional soliciting materials sent by Nucor to stockholders. Nucor has retained the services of Georgeson Shareholder Communications Inc. (“GSC”) to assist in the solicitation of proxies from the Company’s stockholders. The fees to be paid to GSC by the Company for these services are not expected to exceed $10,000, plus reasonable out-of-pocket expenses. Further, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of Nucor may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation.

Delivery of Proxy Statements

As permitted by the Securities and Exchange Act of 1934, as amended, only one copy of the proxy statement and annual report is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy statement.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies and/or requests for multiple copies of the proxy statement and annual report in the future should be directed to Nucor’s Corporate Secretary at our executive offices.

Stockholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact Nucor’s Corporate Secretary at our executive offices to request that only a single copy of the proxy statement and annual report be mailed in the future.

By order of the Board of Directors,

DANIEL R. DIMICCO

Vice Chairman, President and

Chief Executive Officer

March 28, 2006

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD

IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

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PROXY	2100 Rexford Road, Charlotte, North Carolina 28211 Phone (704) 366-7000 Fax (704) 362-4208

Proxy solicited on behalf of the Board of Directors of Nucor Corporation for the 2006 annual meeting of stockholders, to be held at 10:00 a.m. on Thursday, May 11, 2006, in Morrison A and B of The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina.

Daniel R. DiMicco and Terry S. Lisenby, or either of them, with power of substitution, are appointed proxies to vote all shares of the undersigned at the 2006 annual meeting of stockholders, and any adjournment or postponement, on the following proposals, as set forth in the proxy statement:

1.	Elect two directors to a term of three years

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2006

3.	Approve the amendment to Nucor’s Restated Certificate of Incorporation increasing its authorized common stock from 400,000,000 shares to 800,000,000 shares

4.	Consider and vote on stockholder proposal

5.	Other business as may properly come before the meeting

This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted FOR the election of all nominees for director listed on the reverse side, FOR proposals 2 and 3, AGAINST proposal 4 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting and any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

PLEASE SIGN AND DATE ON THE OTHER SIDE

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF

May 11, 2006

PROXY VOTING INSTRUCTIONS

MAIL – Sign, date and mail your proxy card in the
envelope provided as soon as possible.
- OR -	COMPANY NUMBER
TELEPHONE – Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card	ACCOUNT NUMBER
available when you call.
- OR -
INTERNET – Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy
card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ê

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Elect as directors the two nominees				Nucor’s Board of Directors recommends a vote FOR proposals 2 and 3.
						FOR	AGAINST	ABSTAIN
		NOMINEES:		2.	Ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2006	☐	☐	☐
☐	FOR ALL NOMINEES	m Clayton C. Daley, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m Harvey B. Gantt

☐	FOR ALL EXCEPT (See instructions below)			3.	Approve the amendment to Nucor’s Restated Certificate of Incorporation increasing its authorized common stock from 400,000,000 shares to 800,000,000 shares	☐	☐	☐

Nucor’s Board of Directors recommends a vote AGAINST proposal 4.
						FOR	AGAINST	ABSTAIN
				4.	Stockholder proposal	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
				5.	In their discretion, the holder of this proxy is authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement thereof

This proxy will be voted FOR the election of all nominees for director unless otherwise indicated. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. This proxy will be voted FOR proposals 2 and 3, and AGAINST proposal 4 unless otherwise indicated. If you wish to follow the recommendation of Nucor’s Board of Directors, it is not necessary to check any of the boxes.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s)

on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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